Exhibit 10.1

[Execution Version]

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is dated as of April 30, 2025 (the “Agreement”), between and among (i) Firefly Neurosciences Inc., a Delaware corporation (“Buyer”); (ii) Evoke Neuroscience, Inc., a Delaware corporation (the “Company”); and (iii) stockholders of the Company listed on Exhibit A hereto attached (collectively referred to as the “Sellers”).

RECITALS

A.	The Company is engaged in the business of developing, marketing, selling and providing products or systems in the EEG and ERP medical device sector (the “Business”).

B.

The Sellers are collectively the legal and beneficial owners of all of the issued and outstanding shares of the Company on a fully-diluted basis as shown on Exhibit A hereto attached (the “Securities”).

C.

Each of the Sellers desires to sell all of his/her respective Securities to Buyer, and Buyer desires to purchase all of the Securities from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Securities, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1:

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York are authorized or required by Law to close.

“Closing Working Capital” means, as of the Closing Date (i) good and collectible accounts receivable; plus (ii) good and merchantable inventory; plus (iii) prepaid expenses and other current assets that have an economic benefit to the Company post-Closing; less (iv) current accounts payable, accrued Liability and outstanding checks and other current Liability.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“IRS” means the Internal Revenue Service.

“Indebtedness” means without duplication, the aggregate dollar amount of: (a) all indebtedness of the Company for borrowed money, including all fees and interest accrued thereon; (b) all liabilities of the Company evidenced in a note, bond, debenture or other debt instrument and all interest thereon; (c) all equipment lease obligations; (d) all guaranties, pledges or similar assurances of the Company; (e) all liabilities under letters of credit or similar interests; (f) all liabilities of the Company secured by a Lien on the Company’s assets; and (g) unpaid Taxes of the Company for pre-closing periods.

“Knowledge of the Sellers” or any similar phrase means the actual Knowledge of each of the Sellers and the executive management team of the Company, in each case after due inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations or business of the Company and any of its Subsidiaries and the Business, both on an individual basis and taken as a whole provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any change that generally affects the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions; (ii) the effect of any change that generally affects any industry in which the Company operates; (iii) the effect of any seasonal changes in the results of operations of the Company consistent with past practices; (iv) the effect of any changes in applicable Laws; or (v) the effect of any change caused by natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“$” means United States dollars.

1.2         For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under U.S. GAAP.

ARTICLE II

PURCHASE AND SALE OF THE SECURITIES

2.1          Purchase and Sale of the Securities.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to pay to the Stockholder Representative, for itself and on behalf of the Sellers, as consideration for all of the issued and outstanding Securities at the Closing a purchase price including the following components (the “Purchase Price”):

(a)      At the Closing, the Buyer shall pay to the Stockholder Representative, for itself and on behalf of the Sellers, Three Million Dollars ($3,000,000) in the aggregate in immediately available funds, or (ii) by a certified or bank cashier’s check payable to, or upon the order of, the Stockholder Representative, for itself and on behalf of the Sellers (the “Cash Purchase Price”).

(b)      At the Closing, the Buyer shall issue a number of shares of the Buyer’s common stock (the “Shares”) equal to Three Million Dollars ($3,000,000) divided by the volume weighted average price (the “VWAP”) of the Buyer’s common stock as reflected on https://www.nasdaq.com/market-activity/stocks/aiff for the fifteen trading days immediately preceding the Closing Date provided, however, that for purposes of calculating the Share Consideration, the VWAP shall not be less than $3.50 per share (the “Floor Price”) and shall not exceed $7 per share (the “Cap Price”). If the VWAP during the Measurement Period is less than the Floor Price, the Floor Price shall be used to calculate the number of shares. If the VWAP exceeds the Cap Price, the Cap Price shall be used. The price per share used to calculate the Share Consideration under this Section 2.1(b) is referred to in this Agreement as the “Applicable Price Per Share.”

(c)      Earn-Out Payment.

(i)    Subject to the terms and conditions set forth herein, following the Closing, the Stockholder Representative, for itself and on behalf of the Sellers, shall be eligible to receive an earn-out payment in the form of additional shares of Buyer’s common stock with an aggregate value of Five Hundred Thousand Dollars ($500,000) (the “Earn-Out Shares”), contingent upon the achievement of certain revenue targets as set forth below.

(ii)    The Earn-Out Shares shall become issuable if, at any time during the thirty-six (36) month period following the Closing Date (the “Earn-Out Period”), the Company’s products (the “Evoke Products”) achieve a revenue run rate of at least Three Million Dollars ($3,000,000) (the “Revenue Target”). For purposes of this Section, the revenue run rate shall be deemed to have been achieved if the Evoke Products generate an average monthly revenue of at least Two Hundred Fifty Thousand Dollars ($250,000) over any consecutive three (3) month period during the Earn-Out Period, as reflected in Buyer’s books and records in accordance with generally accepted accounting principles (“GAAP”), as reviewed or audited, as applicable, by the Buyer’s auditors. For purposes of this Section “revenue” means net revenue, which is gross revenue minus returns, discounts and allowances.

(iii)    If the Revenue Target is achieved during the Earn-Out Period, the Buyer shall issue to the Stockholder Representative, for itself and on behalf of the Sellers, (on a pro rata basis based upon their ownership interest in the Company), within thirty (30) days following the end of the month in which such target is achieved, a number of shares of Buyer’s common stock equal to $500,000 divided by the Applicable Price Per Share.

(iv)    The issuance of the Earn-Out Shares shall be subject to the Sellers’ continued compliance with its obligations under this Agreement and shall be subject to the availability of an exemption under the registration requirements of the Securities Act. If requested, each Seller shall confirm their status as an accredited investor (as defined in Rule 501 of Regulation D) at the time of the issuance of the Earn-Out Shares and as a condition to the receipt of the Earn-Out Shares.

(v)    For the avoidance of doubt, if the Revenue Target is not achieved in accordance with this Section within the Earn-Out Period, no portion of the Earn-Out Shares shall be issuable, and the Sellers shall have no further rights to any earn-out payment hereunder.

2.2         Closing.

The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on or before June 30, 2025 or a subsequent date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.3        Transactions to be Effected at the Closing.

(a)    At the Closing, Buyer will (i) pay to the Stockholder Representative, for itself and on behalf of the Sellers, the Cash Purchase Price and the Share Consideration, and (ii) deliver to the Stockholder Representative, for itself and on behalf of the Sellers, all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b)    At the Closing, the Stockholder Representative, for itself and on behalf of the Sellers, will (A) deliver to Buyer (i) duly executed instruments of transfer in favor of Buyer (or as directed by Buyer) in respect of the Securities, together with all relevant share certificates (if any) in respect of the Securities in the names of the Sellers (or indemnities in respect thereof in a form satisfactory to Buyer); (ii) Consulting Agreement satisfactory to the Buyer as executed by Dave Hagedorn; (iii) the written resignations of all of the directors and officers of the Company from their offices, which resignations shall include their written confirmation that they have no outstanding claims against the Company for the loss of the offices in question or of their employment or otherwise arising; (iv) the articles of organization of the Company (as amended from time to time), minute books, register of stockholders and common seal, stock certificates (if any) and all other books and records of the Company including, without limitation all cancelled and unissued share certificates; (v) a certificate of good standing issued by the Secretary of State of the jurisdiction of formation of the Company; (vi) Financial Statements as defined under section 4.5 of this Agreement; (vii) all necessary stockholder and board of directors consents approving the Acquisition; (xiii) the written resignation of the existing auditors of the Company (if any), which resignation shall include the written confirmation that they have no outstanding claims of any kind against the Company; (ix) completed accredited investor questionnaires, a form of which is hereto attached as Exhibit B, duly executed by each of the Sellers; (x) evidence of debt payoff from the Company’s loan holders, including from Sea Shell Ltd., James W.G. Thompson, Joshua Emanuel, David Hasse, and David W. Hagedorn, which amounts shall be included in the flow of funds (“Flow of Funds”) statement (along with each such person’s wire instructions) signed by both the Buyer and the Sellers at Closing and paid directly by the Buyer to such persons from the Cash Purchase Price; and (xi) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

(c)    At the Closing, the Company shall (or shall instruct its registered office provider to): (i) update its register of stockholders to give effect to the transfer of the Securities from the Sellers to Buyer; (ii) cancel all existing share certificates and issue a new certificates in the name of Buyer; (iii) update its register of directors and officers to give effect to the resignations referred to in Sub-clause 2.3(b)(A)(ii) and (iii); (iv) make all such necessary filings as may be required with the jurisdiction(s) in which the Company was organized in respect of the foregoing matters; and (v) undertaking all matters as may reasonably be required or requested by the Sellers to be undertaken to give effect to the sale and purchase of the Securities and the transactions pursuant to this Agreement.

2.4          Adjustment to Cash Purchase Price.

(a)    Closing Adjustment. At least three (3) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Buyer a statement (the “Preliminary Closing Statement”) setting forth the Sellers’ good faith estimate of (i) the Closing Working Capital and (ii) the Company’s cash balance as of the Closing, in each case determined in accordance with U.S. GAAP and the accounting principles historically applied by the Company. If the Closing Working Capital included in the Preliminary Closing Statement is less than $90,000 (the “Minimum Working Capital Threshold”), then the Cash Purchase Price shall be reduced by the amount of such shortfall(s), provided, however, no adjustment shall be made to increase the Purchase Price if the Closing Working Capital or cash balance as finally determined exceeds the Minimum Working Capital Threshold. In addition, at Closing, a total of $150,000 (“Operational Expense Amount”) from the Cash Purchase Price shall be directly wired to the Company’s bank account so stated on the Flow of Funds for purposes of funding operational expenses after Closing. For clarity, the Operational Expense Amount shall be excluded from calculating the Closing Working Capital, the Minimum Working Capital Threshold, and the Final Closing Statement (as defined below).

(b)    Final Closing Statement. No later than ninety (90) days following the Closing Date, Buyer (with the assistance and cooperation of the Sellers, if requested by Buyer) shall prepare in good faith and deliver to the Sellers in writing a calculation of (i) Closing Working Capital and (ii) the Company’s cash balance, in each case as of the Closing Date and after giving effect to the funding of the Cash Purchase Price (the “Final Closing Statement”).

(c)    Disagreements as to Final Closing Statement. The value and amounts reflected on the Final Closing Statement shall be binding upon the Sellers unless the Sellers give written notice of disagreement with any of said values or amounts within thirty (30) days after receipt by the Sellers of the Final Closing Statement. Such written notice shall specify in reasonable detail, insofar as possible, the nature, dollar amount and extent of such disagreement. If Buyer and the Sellers are unable to resolve any such disagreement within thirty (30) days after the Sellers give written notice thereof, the disagreement shall be referred for final determination to an accounting firm to be mutually agreed upon by Buyer and the Sellers, which accounting firm will not have provided services to Buyer, either of the Sellers, or their respective Affiliates within the preceding three (3) years) (the “Independent Accountants”). The Independent Accountants shall reach their determination (i) as an expert and not an arbitrator, (ii) based solely on written submissions by Buyer and the Sellers, and not by independent review, and (iii) as to only those issues in dispute, and no others. In resolving any disputed items, the Independent Accountants (x) shall be bound by the provisions of this Section 2.4(c) and (y) may not assign a value to any item greater than the greatest value for such items claimed by any Party or less than the smallest value for such items claimed by any Party. The fees, costs and expenses of the Independent Accountants shall be apportioned by the Independent Accountants between each of the Sellers, on the one hand, and Buyer, on the other hand, based upon the inverse proportion of the disputed amounts resolved in favor of such Party (i.e., so that a prevailing Party bears a lesser amount of such fees, costs and expenses). The determination of the Independent Accountants shall be in writing, shall include a calculation of the apportionment of the fees, costs and expenses of the Independent Accountants, shall be conclusive, non-appealable and binding upon the Parties for all purposes, and shall be deemed to have modified the Final Closing Statement. The Parties agree that the procedures established by this Section 2.4(c) shall constitute the exclusive procedures for resolving disagreements as to the values reflected on the Final Closing Statement.

(d)    Post-Closing Adjustments. The Cash Purchase Price as finally determined pursuant to Section 2.4(c) shall be determinative for purposes of this Section 2.4(d) and shall be final and binding on all of the Parties. If (A) the Closing Working Capital as finally determined in accordance with Section 2.4(c) is less than the Minimum Working Capital Threshold, then the Stockholder Representative shall, within five (5) Business Days of such final determination, make a cash payment to Buyer equal to the amount of the applicable shortfall(s) by wire transfer of immediately available funds to an account designated by Buyer in writing. For the avoidance of doubt, no adjustment shall be made to increase the Cash Purchase Price if the Closing Working Capital or cash balance as finally determined exceeds the applicable thresholds.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.4 shall be treated as an adjustment to the Cash Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

2.5          No Indebtedness. At the Closing, the Company shall have no Indebtedness. In the event any Indebtedness exists at the Company, the amount of Indebtedness shall reduce the Cash Purchase Price payable at Closing on a dollar-for-dollar basis.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

Each of the Company and the Sellers, severally but not jointly, represents and warrants to Buyer that each statement contained in this Article III is true and correct as of the date hereof and shall be updated to be true, correct and complete as of the date of the Closing, except as set forth in the schedule accompanying this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections corresponding to the Sections of this Article III.

3.1         Authority and Enforceability. Each of the Sellers has the requisite legal capacity and full authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2         Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both: (i) violate, contravene, conflict with or result in the breach of any Law applicable to either of the Sellers; (ii) violate, contravene, conflict with or result in the breach of any Contract to which either of the Sellers is a party; (iii) require of either of the Sellers any filing with, consent, approval or authorization of, or any material notice to, any third party or Governmental Entity; or (iv) result in the creation or imposition of any Lien on any asset of either of the Sellers.

3.3         The Securities. Except as disclosed on Schedule 3.3, the Sellers are the legal and beneficial owners of record of all of the Securities, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrance whatsoever, other than encumbrances arising hereunder. Except as set forth in this Agreement, none of the Sellers is a party to any Contract obligating such Seller to vote or dispose of any Securities or other equity or voting interests in, the Company.

3.4         Distribution Waterfall Representation. Each Seller hereby represents and warrants to the Buyer, severally and not jointly, that:

(a)    Allocation of Consideration: The total consideration payable by the Buyer pursuant to this Agreement, including any combination of cash and shares of Buyer capital stock (collectively, the “Consideration”), shall be allocated among the equityholders of the Company (i.e., holders of common stock and preferred stock of the Company) in accordance with the Company’s certificate of incorporation (as amended and restated and in effect as of the date hereof, the “Charter”), and all applicable stockholder agreements, investment agreements, side letters, and any other applicable governing or contractual arrangements (collectively, the “Governing Documents”), including, without limitation, the liquidation preference, conversion rights, participation rights, and other preferential or protective provisions set forth therein.

(b)    Correctness of Waterfall: The allocation of the Consideration to the Company’s equityholders as set forth in Schedule 3.4(b) (the “Waterfall Schedule”) is true, correct, and complete, and accurately reflects the relative rights and priorities of the Company’s equityholders under the Governing Documents, and no Person (as defined herein) is entitled to receive any amount of the Consideration other than as expressly set forth on the Waterfall Schedule.

(c)    No Undisclosed Rights: No current or former holder of capital stock or other equity interests in the Company (including options, warrants, or convertible securities) has any claim, right, or interest against the Company or the Buyer with respect to the Consideration or otherwise arising from or relating to the transactions contemplated by this Agreement, except as disclosed on Schedule 3.4(c).

(d)    No Breach or Waiver: The distribution of the Consideration as reflected on the Waterfall Schedule does not violate, conflict with, or result in a breach of any Governing Document, and all necessary waivers, consents, and approvals required to effect such distribution in accordance with the Governing Documents have been duly obtained.

3.5         Brokers’ Fees. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Seller Party has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

3.6       Accredited Investor Status. Each of the Sellers represents that the Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Each Seller represents and warrants that the Seller will complete and execute the accredited investor questionnaire attached hereto as Exhibit B and that the information set forth in the questionnaire completed by the Seller is true and correct. Each Seller represents that to the extent it has any questions with respect to its status as an accredited investor, it has sought professional advice. Each Seller has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of entering into this Agreement and the transactions contemplated therein. Each Seller understands and agrees that the Seller may be asked or required to provide documentation to verify the Seller’s accredited investor status. In the event a Seller does not qualify as an “accredited investor,” such Seller represents and warrants that the Seller is a “sophisticated investor, as defined in Regulation D of the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company and each of the Sellers, jointly and severally, represent and warrant to Buyer that each statement contained in this Article IV is true and correct as of the date hereof and shall be true, correct and complete as of the date of this Agreement and shall be updated to be true, correct and complete as of the date of the Closing, except as set forth in the Company Disclosure Schedule. Any representation or warranty concerning the Company shall be deemed to be a representation concerning the Company and any of its Subsidiaries, if any, and the Business as a whole unless the context specifically requires otherwise. The Company Disclosure Schedule shall be arranged in sections corresponding to the Sections of this Article IV.

4.1    Incorporation, Qualification and Corporate Power; Authority and Enforceability.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of State of Delaware and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation (or equivalent) to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or (other than as set out in Sub-clause 2.3(c) above) to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, including principals of commercial reasonableness, good faith and fair dealing, whether such enforceability is considered in a proceeding in equity or at Law.

(c)     The Company is duly licensed, registered and qualified to do business, is up-to-date in the filing of all required corporate returns and other notices and filings, had paid all governmental fees, taxes and stamp duty from it and is otherwise in good standing in all respects, in each jurisdiction in which it owns or leases property or otherwise carries on business.

4.2    Subsidiaries.

The Company has no Subsidiaries.

4.3    Capitalization.

(a)    The authorized and outstanding stock of the Company is as set forth in Section 4.3(a) of the Company Disclosure Schedule. No other stock, share capital, membership interests, equity ownership or other securities of the Company are or have been authorized, issued or outstanding.

(b)    There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares or other equity or voting interests of the Company and there are no “phantom equity” rights, interest appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional equity interests of, or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, equity interests of, or other voting interests in, the Company, or any “phantom equity” right, equity appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c)    There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any share capital or voting shares of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders or equity owners may vote.

(d)    There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any shares or securities of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of the share capital of the Company, as applicable, or with respect to the granting of registration rights for any of the share capital of the Company. There are no rights plans affecting the Company.

(e)    The Company has not declared or paid any dividends or declared or made any return of capital or other distribution on any of its shares or other securities. The Company, directly or indirectly, has not redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing.

(f)    Except as set forth in Section 4.3(f) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

4.4    Noncontravention.

(a)    Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both: (i) violate any provision of the certificate of incorporation or similar organizational documents of the Company (collectively, the “Organizational Documents”); (ii) violate any Law applicable to the Company on the date hereof; (iii) require the consent, authorization or approval of any third party; or (iv) violate any Contract to which the Company is a party, except with respect to those third party consents that the Sellers shall use reasonable efforts to obtain pursuant to Section 6.1 and in the case of clause (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5    Financial Statements.

Section 4.5 of the Company Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2024 and December 31, 2023 and the related unaudited statements of income and cash flows for the two years ended December 31, 2024 and December 31, 2023 and (ii) the unaudited balance sheet of the Company as of March 31, 2025 and the related statements of income and cash flows for the three-month period ended March 31, 2025 (the “Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the indicated dates and for the indicated periods (subject, in the case of the interim Financial Statements, to normal year-end adjustments and the absence of notes).

4.6    Taxes.

(a)    Except as forth in Section 4.6 of the Company Disclosure Schedule, all Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued. To the Knowledge of each of the Sellers, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(b)    The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(c)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)    The Company is not a party to any Tax allocation or sharing agreement.

4.7    Compliance with Laws and Orders; Permits.

(a)    To the Knowledge of the Sellers, the Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    To the Knowledge of the Sellers, the Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8     No Undisclosed Liabilities. The Company does not have any Liability, of a nature that would be required to be disclosed on a corporate balance sheet prepared in accordance with U.S. GAAP, except for (i) liabilities which have arisen since the date of the Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); or (ii) liabilities that are adequately reserved against.

4.9     Tangible Personal Assets.

(a)    The Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b)    The Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10    Real Property.

(a)    Owned Real Property. The Company does not own any real property.

(b)    Leased Real Property. Section 4.10(b) of the Company Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Sellers have heretofore made available to Buyer true and complete copies of each Real Property Lease. All Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms). Neither Company nor, to the Knowledge of the Sellers, any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any Real Property Leases, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11    Intellectual Property.

(a)    “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisional, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b)    Section 4.11(b) of the Company Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where the Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c)    All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or a comparable foreign patent and trademark office in all relevant foreign jurisdictions for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d)    Except as set forth on Section 4.11(d) of the Company Disclosure Schedule, (i) the Company is the exclusive owner of its respective Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no proceedings have been instituted, are pending or, to the Knowledge of the Sellers, are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of its operations and the Business, nor the conduct of the Business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has not made a claim of a violation, infringement, misuse or misappropriation by any Person, of its rights to, or in connection with, the Company-Owned Intellectual Property.

(e)    Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f)    To the Knowledge of the Sellers, the Company has all right title and interest to previously acquired Intellectual Property, and such acquired Intellectual Property has been fully paid. To the Knowledge of each of the Sellers, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Company’s right, title and interest in and to such acquired Intellectual Property.

(g)    Section 4.11(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(h)    To the Knowledge of the Sellers, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12    Absence of Certain Changes or Events. Since the most recent date of any of the Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a)    The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)    The Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(c)    no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company are a party or by which it is bound;

(d)    The Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e)    The Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the ordinary course of business;

(f)    The Company has not made any payments on behalf of any of the Sellers or any other third party;

(g)    The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the ordinary course of business;

(h)    The Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(i)    there have been no material changes in the terms of any channel partnership, distribution arrangement, sales partnership or other revenue sharing arrangement;

(j)    there has been no change made or authorized in the Organizational Documents of the Company;

(k)    The Company has not issued, sold, or otherwise disposed of any of its share capital, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its share capital;

(l)    The Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(m)    The Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(n)    The Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business; and

(o)      The Company has not committed to any of the foregoing.

4.13    Contracts.

(a)     Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, The Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the issuance of any securities or acquisition or disposition of any material business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b)      The Sellers and the Company have heretofore made available to Buyer true and complete copies of each of the Contracts set forth in Section 4.13(b) of the Company Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14    Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there is no Action past, pending or, to the Knowledge of the Sellers, threatened against the Company, that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.15    Employee Benefits.

(a)    Section 4.15(a) of the Company Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Sellers have delivered or made available to Buyer copies of (i) the Company Benefit Plan, and (ii) the most recent summary plan description for the Company Benefit Plan for which such a summary plan description is required.

(b)    Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) the Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) the Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16    Labor and Employment Matters.

Section 4.16 of the Company Disclosure Schedule sets forth a list of employees and the terms of employment of all such employees or independent contractors paid or expected to be paid by the Company annual compensation of $30,000 or more. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not a party to any collective bargaining agreement.

4.17    Environmental.

Except (i) as set forth in Section 4.17 of the Company Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Sellers (a) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.18    Insurance.

Section 4.18 of the Company Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19    Brokers’ Fees.

Except as set forth in Section 4.19 of the Company Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Sellers’ cash, neither Company nor the Sellers has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20    Certain Business Relationships with the Company.

Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Sellers, nor any Affiliate of the Sellers, have been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Sellers, nor any Affiliate of the Sellers, own any asset, tangible or intangible, which is used in the Business.

4.21    Equipment.

Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the “Equipment”) owned by the Company other than items having a net book or market value individually of less than five thousand dollars ($5,000) or expensed for tax purposes, as of the date of the Financial Statements. The Company has not acquired an item of Equipment for in excess of such amount since such date. The Equipment, and all personal property held by the Company, are utilized by it in the ordinary course of business.

4.22    Customers and Suppliers.

Section 4.22 of the Company Disclosure Schedule sets forth a correct and complete list of the top 20 product lines by revenue and top 20 suppliers of the Company during the year ended December 31, 2024 and indicates with respect to each the name, address and dollar volume of business with the Company. The Company is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule except as set forth therein. Since the date of the Financial Statements, no customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule has terminated its relationship with, or materially reduced its purchases from or sales to, the Company.

4.23    Potential Conflicts of Interest.

Except as set forth in Section 4.23 of the Company Disclosure Schedule, no officer, director, manager, stockholder (or Affiliate thereof) or, to the Knowledge of the Sellers, employee of the Company (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock or other equity securities for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Company, unless such interest is owned on the date hereof and such Person is not within a ten (10) mile radius of any of the manufacturing operations currently being operated by the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for its business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under any Company Benefit Plan and similar matters and agreements; or (d) is party to any agreement, contract or commitment with the Company or has received any loan, advance or investment from the Company that has not been repaid in full prior to the date hereof.

4.24     Bank Accounts. Section 4.24 of the Company Disclosure Schedule sets forth a correct and complete list of: (i) each of the bank accounts of the Company, together with a true and complete list of the authorized signatories for such accounts; and (ii) the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

4.25    Privacy and Data Security. The Company has been, and is, in compliance in all material respects with all applicable Law regarding the collection, creation, processing, use, disclosure, storage, transfer and secure destruction of sensitive data, which was collected or processed in connection with the Business (collectively, “Data Protection Laws”). Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, the Company has made all required material filings, disclosures and registrations under applicable Data Protection Laws with any relevant Governmental Entity, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date in all material respects. Section 4.25 of the Disclosure Schedules sets forth a complete list of all such filings, disclosures and registrations.

4.26       FDA Compliance.

(a)    Except as set forth in Section 4.26 of the Company Disclosure Schedule, the Company has been, and is, in compliance in all material respects with all applicable Law promulgated under the United States Food and Drug Administration (“FDA”) including, but not limited to, those related to the manufacturing, packaging, labeling, and storage of medical devices and products. The Company has obtained all material permits required by the FDA to own, operate, and lease the Company’s properties and assets and to conduct the Company’s business as currently conducted (collectively, the “Approvals”). Each Approval is valid, binding and in full force and effect, except as would not reasonably be expected to be material to the Company taken as a whole. The Company has been in compliance in all material respects with the terms and conditions of each Approval since such Approval was obtained, and the Company is currently in compliance in all material respects with the terms and conditions of each Approval. No Approval issued to the Company has been limited, suspended, terminated, or revoked, and, to the Company’s Knowledge, neither the FDA nor any comparable Governmental Entity is considering limiting, suspending, terminating or revoking any such Approval. All reports, documents, filings, submissions, and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Entity by the Company, have been so filed, maintained or furnished.

(b)    Further, the Company does not have any product or own any manufacturing facility subject to a shutdown or import or export prohibition by any Governmental Entity, nor has the Company received any FDA Form 483 or other written notice of inspectional observations, notice of violation letters or other notices, “warning letters,” or requests or requirements by a Governmental Entity to make changes to the products developed, marketed or sold by the Company during the three-year period prior to the date of this Agreement.

4.27       Anti-Corruption Laws. The Company has not, nor, to the Knowledge of the Seller Parties, has any other Person acting on the Company’s behalf: (A) used any funds for any unlawful payment or purpose (including unlawful payments relating to political activity to government or public officials or others in any jurisdiction or established or maintained any unlawful or unrecorded funds in violation of Law); (B) paid, directly or indirectly, any fee, commission or other sums of money or other property, however characterized, to any governmental official or client or supplier of the Company for any unlawful purpose; or (C) committed any act that constitutes a breach of the United States Foreign Corrupt Practices Act, or any similar Law in any other jurisdiction, and the Company has adopted and implemented and maintains and enforces policies and procedures designed to ensure continued compliance with such Laws. The Company has not, nor, to the Knowledge the Seller Parties, has any other Person acting on the Company’s behalf, violated any Law in any material respect (including any Law regulating lobbying, accounting, bids or conflicts of interests), which violation could have an adverse effect on: (A) Buyer’s ability to conduct normal operations of the Business after the Closing; or (B) the ability of the Company and the Sellers to complete the transactions contemplated by this Agreement. The Company has not sold any product or furnished any service in violation of any sanction applicable under any Law.

4.28       Government Investigations.

(a)    Except as set forth on Schedule 4.28, neither the Company nor any of its subsidiaries or a Seller is, or in the past ten (10) years has been, subject to any pending or, to the Knowledge of the Company, threatened investigation, audit, inquiry, or proceeding by any governmental authority concerning alleged noncompliance with health care laws, fraud and abuse laws, billing and reimbursement regulations, unprofessional conduct or fee-splitting laws, kickbacks, or any other similar laws and regulations (collectively, “Healthcare Laws”), including, but not limited to, the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal Physician Self-Referral Law (42 U.S.C. § 1395nn), the Federal False Claims Act, (31 U.S.C. §§ 3729-3733), and the Federal Civil Monetary Penalties Law, (42 U.S.C. § 1320a-7a). There is no outstanding judgment, order, writ, injunction, or decree of any governmental authority that applies to the Company or any of its subsidiaries, or that restricts the Company’s or any of its subsidiaries’ business practices, relating to any alleged violations of Healthcare Laws.

(b)    Except as set forth on Schedule 4.26 of the Company Disclosure Schedule, to the Company’s Knowledge, no Person has filed or has threatened to file against the Company a proceeding under any federal or state whistleblower statute, including under the False Claims Act.

(c)    Settlement Related to DOJ Investigation.

i.

Disclosure of Settlement. The Company has accurately disclosed to Buyer (i) the existence and terms of the Civil Investigative Demand issued by the United States Department of Justice (the “DOJ CID”), (ii) the related qui tam litigation (the “Civil Action”), and (iii) the final settlement agreement dated on or about May 2023 between the Office of the Inspector General of the United States Department of Health and Human Services (“OIG”) and the Company, among other parties (the “DOJ Settlement Agreement”). True, correct, and complete copies of the DOJ Settlement Agreement and all amendments or related agreements have been delivered or made available to Buyer.

ii.

Compliance with Settlement Terms. The Company has performed, and is in compliance in all material respects with, all obligations imposed on the Company under the DOJ Settlement Agreement. There is no existing event of default, nor has the Company received any written notice or other communication alleging a breach or default, under the DOJ Settlement Agreement. To the Company’s Knowledge, no fact or circumstance exists that, with notice or lapse of time, or both, would constitute a default or breach of the DOJ Settlement Agreement.

iii.

Remaining Payment Obligations. Schedule 4.28 accurately sets forth all remaining payment obligations owed under the DOJ Settlement Agreement, including amounts due, payment dates, interest rates, and any other financial terms. The Company has not received any written notice stating it is delinquent or in default with respect to any such payments.

iv.

No Additional Restrictions. Except for the DOJ Settlement Agreement, neither the Company nor any of its subsidiaries or Seller is, or ever has been, a party to, or bound by, any other corporate integrity agreement, deferred prosecution agreement, consent decree, or similar agreement with any governmental authority concerning compliance with Healthcare Laws.

v.

No Ongoing or Additional Proceedings. The Company has not been advised, in writing or otherwise, of any intention by any governmental authority to initiate any further civil or criminal proceeding, claim, action, or investigation against the Company or any of its subsidiaries or Sellers (or any of their respective officers, directors, or employees in their capacities as such) relating to the subject matter of the Civil Action or the DOJ CID.

(d)    Compliance with Healthcare Laws.

i.

The Company and its subsidiaries and Sellers have complied, and are in compliance, in all material respects with all Healthcare Laws applicable to their business, including, without limitation, all federal and state fraud and abuse, billing and coding, and privacy laws. The Company has in place commercially reasonable policies, procedures, and internal controls designed to ensure compliance with applicable Healthcare Laws, and the Company has not received any written notice or other written communication from any Governmental Entity or any Person alleging noncompliance with such laws or regulations nor, to the Company’s Knowledge does there exist any facts which would provide a basis for such an allegation.

ii.

The Company maintains a compliance program with respect to applicable Healthcare Laws. The Company and its subsidiaries operate, and have operated, in accordance with such compliance program. The Company promptly and duly investigates any reports of alleged compliance violations as required under applicable Healthcare Laws, takes and has taken corrective actions as determined to be warranted. The Company has not identified a compliance matter that, if resolved adversely to the Company, would be expected to result in a material liability to the Company or any of its subsidiaries.

iii.

Upon hiring employees and monthly thereafter, searches of the OIG’s List of Excluded Individuals/Entities and the U.S. General Services Administration’s Excluded Parties List System are performed by the Company or its designee to confirm that all employees, independent contractors, consultants, and contracting entities providing any services under any contract with the Company are not, as of the date of such search shown in the results of such search as, excluded, debarred or otherwise ineligible to participate in the Medicare, Medicaid or TRICARE plan programs. No such individuals or entities have been identified as excluded as a result of those searches.

(e)    No Indemnification or Other Agreements. Except as set forth on Schedule 4.28, neither the Company nor any of its subsidiaries has entered into any indemnification, hold-harmless, or similar agreements with physicians, customers, or other third parties in connection with coding, billing, or reimbursement for the Company’s products or services that could give rise to any material liability to the Company following the Closing.

(f)    Except as set forth on Schedule 4.28, neither the Company nor any of its subsidiaries has ever participated in, nor has it ever been enrolled as a provider or supplier in the Medicare, Medicaid or TRICARE plan programs.

(g)    HIPAA Compliance.

i.

The Company and its subsidiaries are and have been, in material compliance with the rules and regulations promulgated under HIPAA applicable to them. To the extent required by HIPAA, the Company and its subsidiaries: (x) have adopted and have been in compliance with, written privacy and security compliance policies and procedures in material compliance with HIPAA, and (y) have entered into “Business Associate” and “Subcontractor Business Associate” agreements as such terms are defined under HIPAA when required by HIPAA. Company and its subsidiaries are in material compliance with the terms of all “Business Associate” and “Subcontractor Business Associate” agreements, and no such contractor or subcontractor has, to the Company’s Knowledge, breached any such Business Associate Agreement or Subcontractor Business Associate Agreement with the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries have been subject to a “Breach,” as such term is defined at 45 C.F.R. § 164.402.

ii.

Neither the Company nor any of its subsidiaries has been the subject of an enforcement action by or resolution agreement with the U.S. Department of Health & Human Services, Office for Civil Rights (“OCR”) or any other Governmental Entity related to HIPAA. There have been no investigations by, or complaints to, OCR with respect to the Company’s compliance with HIPAA.

4.29    Full Disclosure. No representation or warranty by the Company or any Seller in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Stockholder Representative, for itself and on behalf of the Sellers, that each statement contained in this Article V is true and correct as of the date hereof. Any representation or warranty concerning Buyer shall be deemed to be a representation concerning Buyer and its Subsidiaries, if any, as a whole unless the context specifically requires otherwise.

5.1    Organization.

Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has the requisite corporate power and authority, as applicable, and any Permits, consents and approvals required to acquire, purchase, and own the Securities and operate its business. Buyer has made available to the Stockholder Representative, for itself and on behalf of the Sellers, true and complete copies of its respective organizational documents. Buyer is not in violation of any provision of its organizational documents.

5.2      Authorization.

Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3      Noncontravention.

(a)    Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of Buyer, (ii) violate any Law applicable to Buyer on the date hereof or (iii) violate any Contract to which Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b)    The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VI

COVENANTS

6.1      Consents.

The Sellers and the Company will use their commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2      Operation of the Company’s Business.

During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Sellers and the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Buyer, will use commercially reasonable efforts to carry on business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a)    any change to the Organizational Documents of the Company or any amendment of any material term of any outstanding security of the Company;

(b)    any issuance or sale of any additional shares of, or rights of any kind to acquire any share capital of any class of the Company (whether through the issuance or granting of options or otherwise);

(c)    any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d)    any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)    except in the ordinary course of business (i) any adoption or material amendment of any of the Company Benefit Plans, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any of the Company Benefit Plans if the cost to such Person of providing benefits thereunder is not materially increased;

(f)    except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g)    any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(h)    any waiver, cancellation or release any material right or any indebtedness owed to the Company, except, with respect to any trade payables, in the ordinary course of business consistent with past practice;

(i)    any failure to pay and discharge any trade payables or other material obligations relating to the Company in accordance with its customary business practices as of the date hereof;

(j)    except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset (including, without limitation, any of the Company’s Intellectual Property) of the Company (whether by merger, consolidation or otherwise) by the Company;

(k)    any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect; or

(l)    any entry into any agreement or commitment to do any of the foregoing.

6.3      Access. The Company will permit Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

6.4      Notice of Developments; Update to Disclosure Schedules.

the Stockholder Representative, for itself and on behalf of the Sellers, and the Company will give prompt written notice to Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. The delivery of any notice pursuant to this Section 6.4 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice. At or prior to the Closing, the Sellers and the Company shall make any changes and/or updates to the Disclosure Schedules to ensure that they are true, correct and complete as of the Closing Date and shall deliver such updated Disclosure Schedules to Buyer at least two (2) Business Days prior to the Closing.

6.5    Termination of Related Party Agreements. Except as otherwise set forth herein or in any other document delivered in connection herewith ( “Transaction Documents”), at or prior to Closing, all Contracts, whether written or oral, between and/or among the Company and/or any of its Affiliates, on the one hand, and any of the Sellers, on the other hand, shall be terminated without any further force and effect, and the Sellers shall release both of the Company and Buyer therefrom from any further liabilities or obligations with respect to Seller.

6.6    No Solicitation.

(a)    The Company and its Representatives shall cease immediately any existing discussions regarding a Transaction Proposal.

(b)    From and after the date of this Agreement, without the prior consent of Buyer, neither Company nor the Sellers will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c)    In addition, the Stockholder Representative, for itself and on behalf of the Sellers, shall immediately communicate to Buyer the terms of any Transaction Proposal received by the Sellers or the Company, or any of their Representatives.

6.7      Taking of Necessary Action; Further Action.

Subject to the terms and conditions of this Agreement, each of the Sellers, the Company and Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to satisfy all closing conditions and complete the Acquisition in accordance with this Agreement as promptly as practicable.

6.8      Covenant not to Compete.

For a period of five (5) years from and after the Closing (the “Noncompetition Period”), the Sellers shall not, directly or indirectly, participate in any business that is engaged in the Business in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that (i) ownership of less than 5% of the outstanding stock of any publicly-traded corporation, or (ii) Sellers’ investment activities through the companies set forth on Section 6.8 of the Disclosure Schedules shall not be deemed to be engaging in the Business for purposes of this Section. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer, or supplier of Buyer or any affiliate of Buyer to terminate its relationship with Buyer or any Affiliate of Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm Buyer or any Affiliate of Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than Buyer or an Affiliate of Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, this Section 6.8 shall not apply to James W.G. Thompson, Marinella Gombosev and Dr. David Haase. In addition, David W. Hagedorn shall not serve as a director, officer, consultant, or greater than five percent (5%) shareholder in any company that competes with the Buyer for a period of five (5) years. David W. Hagedorn may continue to perform patient care utilizing applied neuroscience technologies for Coastal Integrative Medicine, PA, and Kinetic Neuroscience, LLC.

6.9      Financial Information.

The Sellers shall cooperate with Buyer and Buyer’s independent certified public accounting firm in order to enable Buyer to create and file with the Securities and Exchange Commission no more than 75 days after the Closing, audited financial statements prepared in accordance with generally accepted accounting principles in the United States for the two full fiscal years preceding the Closing Date, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.10    Transfer of Cash and Cash Equivalents.

On or prior to the Closing, the Company and the Stockholder Representative, for itself and on behalf of the Sellers, will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money.

6.11    Lock-Ups.

(a)    Lock-Up Restriction. Each Seller agrees that, without the prior written consent of Buyer, such Seller shall not, during the Lock-Up Period (defined below), directly or indirectly (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of Buyer’s common stock or other securities, in cash or otherwise (each of (i) and (ii), collectively, a “Lock-Up”). The “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (A) the date that is six (6) months following the Closing Date or (B) the effective date of a registration statement filed with the U.S. Securities and Exchange Commission by Buyer covering the resale of the Shares.

(b)    Leak-Out Restriction. Upon expiration of the Lock-Up Period, each Seller may, during any calendar month thereafter, sell, transfer or otherwise dispose of up to ten percent (10%) of the total number of Shares received by such Seller pursuant to this Agreement. Any unsold Shares from a prior month may not be carried forward into any subsequent month.

(c)    Permitted Transfers. Notwithstanding the foregoing, the Lock-Up shall not apply to (i) bona fide gifts or transfers to any immediate family member of the Seller or to a trust formed for estate planning purposes, (ii) transfers to any entity wholly owned by such Seller or to an entity controlled by such Seller, or (iii) transfers required by operation of law, court order, or pursuant to the terms of this Agreement, provided, in each case, that the transferee agrees in writing, prior to such transfer, to be bound by the terms of this Section 6.11 as if such transferee were an original party hereto.

(d)    Stop Transfer Orders and Legends. Each Seller hereby authorizes Buyer, during the Lock-Up Period, to cause any transfer agent for the Shares to decline to transfer, and to place stop transfer restrictions on the stock register and other records relating to the Shares for which such Seller is the record holder. In the case of Shares for which such Seller is the beneficial but not the record holder, such Seller agrees to cause the record holder to cause the applicable transfer agent to decline to transfer, and to place stop transfer restrictions on such Shares, if such transfer would violate this Section 6.11. In addition, if any Shares are issued in certificated form, such certificates shall bear a restrictive legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF [●], 2025, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(e)    Equitable Relief. The Sellers acknowledge that any breach or violation of this Section 6.11 would cause irreparable harm to Buyer for which monetary damages would not be an adequate remedy. Accordingly, Buyer shall be entitled to seek specific performance, injunctive relief, or other equitable remedies in addition to any other remedies available at law or equity to enforce the provisions of this Section 6.11, without the necessity of proving actual damages or posting a bond.

6.12    Confidentiality. From and after the Closing, each of the Company and the Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Company and Sellers can show that such information (a) is generally available to and known by the public through no fault of theirs, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the Company and the Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Company or the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Company and/or the Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed after using their best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.13    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

6.14    Cash Balance Covenant. From the date of this Agreement through the Closing, the Sellers shall cause the Company to maintain a cash balance in the ordinary course of business consistent with the Company’s past cash retention practices and shall not take any action with the intent or effect of reducing such cash balance in a manner inconsistent with such past practices. The Sellers further agree that such cash balance, maintained consistent with past practices, shall remain with the Company as of the Closing and shall continue to constitute an asset of the Company following the Closing. Such cash shall not be distributed, swept, loaned, or otherwise transferred to or for the benefit of the Sellers or any of their Affiliates at or following the Closing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1    Conditions to Obligation of Buyer.

The obligation of Buyer to consummate the Acquisition is subject to the satisfaction or waiver by Buyer of the following conditions:

(a)    The representations and warranties of the Company and the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer will have received a certificate signed by the Stockholder Representative, for itself and on behalf of the Sellers, to such effect.

(b)    The Company and the Sellers will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Company and the Sellers to consummate the Acquisition or perform its other obligations hereunder. Buyer will have received a certificate signed by the Stockholder Representative, for itself and on behalf of the Sellers, to such effect.

(c)    The Company and the Stockholder Representative, for itself and on behalf of the Sellers, shall have delivered to Buyer a certificate, dated as of the Closing Date, certifying that the conditions set forth in this Article VII have been fulfilled.

(d)    The Company and the Stockholder Representative, for itself and on behalf of the Sellers, shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliverables set forth in this Article VII.

(e)    The Company and the Sellers shall have delivered to the Buyer all of the deliverables described in Section 2.3 of this Agreement that are required to be delivered by the Company or the Sellers.

(f)    There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Financial Statements that has had or is reasonably likely to cause a Material Adverse Effect.

(g)    All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities or other third parties in connection with the execution, delivery and performance of this Agreement and the Acquisition.

(h)    No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(i)    Buyer shall have completed its due diligence investigation on the Company and the Business to Buyer’s satisfaction in its sole discretion.

(j)    Buyer shall have received from the Company releases of any liens, charges or encumbrances against any of the assets of the Company, at the Sellers’ expense.

(k)    Buyer shall have received from the Company and the Stockholder Representative, for itself and on behalf of the Sellers, updated Disclosure Schedules, which shall be true, correct and complete as of the date of this Agreement and as of the date of the Closing.

(l)    The Company shall have delivered reasonably satisfactory evidence to Buyer of the Company’s organizational governance and proceedings and its existence in the jurisdiction in which it is domiciled or otherwise continued, including evidence of such existence as of the Closing.

(m)    Buyer and David W. Hagedorn shall have entered into a consulting agreement satisfactory to the Buyer (the “Consulting Agreement”).

(n)    All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form, and substance to Buyer, and signed upon the Closing.

7.2      Conditions to Obligation of the Sellers.

The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a)    The representations and warranties of Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Stockholder Representative, for itself and on behalf of the Sellers, will have received a certificate signed on behalf of Buyer by a duly authorized officer of Buyer to such effect.

(b)    Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Stockholder Representative, for itself and on behalf of the Sellers, will have received a certificate signed on behalf of Buyer by a duly authorized officer of Buyer to such effect.

(c)    The Buyer shall have delivered to the Stockholder Representative, for itself and on behalf of the Sellers, all of the deliverables described in Section 2.3 of this Agreement that are required to be delivered by the Buyer.

(d)    All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other required authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(e)    No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(f)    Each party, as appropriate, shall have obtained any required permits, licenses, approvals or notifications of any Governmental Entities, or other third parties for which Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(g)    the Consulting Agreement shall have been executed and delivered by the parties thereto.

(h)    All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Stockholder Representative, for itself and on behalf of the Sellers.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1      Termination of Agreement.

This Agreement may be terminated as follows:

(a)    by either Buyer or the Stockholder Representative, for itself and on behalf of the Sellers, if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(b)    by either Buyer or the Stockholder Representative, for itself and on behalf of the Sellers, if the Closing does not occur on or before June 30, 2025; provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(c)    by Buyer if the Company or the Sellers has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a), 7.1(b) or 7.1(c) would not be satisfied;

(d)    by the Sellers if Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2      Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of Buyer, the Company or the Sellers (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.7, 10.8, and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3      Amendments.

This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer, the Company and the Stockholder Representative, for itself and on behalf of the Sellers.

8.4      Waiver.

At any time prior to the Closing, Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and/or the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Stockholder Representative, for itself and on behalf of the Sellers, and/or the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of Buyer or any conditions to its own obligations. Any agreement on the part of the Sellers and/or the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Stockholder Representative, for itself and on behalf of the Sellers, or the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

INDEMNIFICATION

9.1    Survival.

The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of two (2) years following the Closing Date, at which time they shall expire; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.28, 5.1, 5.2 and 5.3 of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

9.2    Indemnification by Sellers.

From and after the Closing, the Sellers agree to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from any and all losses, liabilities, damages, fines, and out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Sellers or the Company contained in Article III or IV of this Agreement; (b) the failure of Sellers to perform any of their covenants or obligations contained in this Agreement or (c) any liabilities or obligations of the Company or the Sellers arising out of or relating to events, circumstances, or conditions existing or occurring prior to the Closing, other than (i) those liabilities or obligations specifically disclosed in the Company Disclosure Schedule or (ii) liabilities reflected or reserved against in the Financial Statements.

9.3    Indemnification by Buyer.

From and after the Closing, Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement, (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement, or (c) any liabilities or obligations arising out of or relating to Buyer's operation, ownership or conduct of the Company or its business after the Closing Date, except to the extent arising out of matters for which the Sellers are obligated to indemnify the Buyer Indemnified Parties under this Agreement.

9.4      Indemnification Procedure.

(a)    If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b)    In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5      Failure to Give Timely Notice.

A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.4 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6      Limitations on Indemnification Obligation.

Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a)     The Sellers shall not, in the aggregate, be liable to Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations for which recovery shall be limited to the amount of the Purchase Price) except to the extent that the amounts indemnifiable for such breaches exceeds an aggregate maximum equal two percent (2%) of the Cash Purchase Price (the “Deductible”). In the event Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed the Deductible, Buyer Indemnified Parties shall be entitled to recover for all Losses.

(b)    The aggregate liability of each Seller Party for Losses under Section 9.2(a) shall not exceed 50% of the Purchase Price (the “Standard Indemnification Cap”); provided, however, the foregoing Standard Indemnification Cap shall not apply to a breach of the Fundamental Representations or in the case of fraud or intentional misrepresentation. The aggregate liability of each Seller Party for Losses in respect of a breach of a Fundamental Representation shall not exceed the Purchase Price (the “Fundamental Indemnification Cap”); provided, however, the foregoing Fundamental Indemnification Cap shall not apply in the case of fraud or intentional misrepresentation.

(c)    Neither the Sellers nor Buyer shall be liable to the other for Losses arising under Section 9.2 or 9.3, as applicable, unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

9.7      Payments.

Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly, and in the event that the indemnification claim is a direct claim against the Indemnifying Party, not involving any third parties, then the Indemnifying Party shall have the right to surrender stock, at Indemnifying Party’s discretion upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE X

MISCELLANEOUS

10.1    Stockholder Representative.

(a)    By executing this Agreement, (i) each Seller designates David W. Hagedorn as the Stockholder Representative, and (ii) David W. Hagedorn accepts such designation. If David W. Hagedorn shall be unable or unwilling to serve as the Stockholder Representative, he or she shall, or to the extent he or she is unable to, the Sellers owning a total of more than 50% of the Company’s Securities as shown on Exhibit A herein attached shall, promptly appoint a new Stockholder Representative. Notwithstanding anything to the contrary herein, no change of the Stockholder Representative shall be valid or enforceable until the Buyer is actually notified of and consents to such change (such consent not to be unreasonably withheld). The Sellers shall be bound by any and all actions taken by the Stockholder Representative on their behalf.

(b)    The Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power of substitution in such Seller’s name and on his or its behalf to act according to the terms of this Agreement in the sole and absolute discretion of the Stockholder Representative, and to do all things and to perform all acts, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement and the Transaction Documents, including:

i.	exercising or waiving rights and discharging Liabilities of the Sellers under this Agreement and each of the other Transaction Documents;

ii.

giving and receiving all notices and communications to be given or received under this Agreement and each of the Transaction Documents by or to the Sellers and receiving service of process in connection with any action arising out of or based on this Agreement or any of the other Transaction Documents;

iii.	making all decisions on behalf of the Sellers and taking all actions for the Stockholders related to or arising under this Agreement or any of the Transaction Documents; and

iv.

executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by, or deemed advisable in connection with, this Agreement and the Transaction Documents.

This power of attorney and all authority hereby conferred to the Stockholder Representative is granted by each Seller in consideration of the mutual representations, warranties, covenants, and agreements made herein. It shall be irrevocable by such Seller and shall not be terminated by any act of such Seller or by operation of Law, whether by death or other event.

(c)    All decisions, determinations, instructions, or actions by the Stockholder Representative related to or arising under this Agreement or any of the Transaction Documents shall be final, binding, and conclusive upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(d)    By executing this Agreement, each Seller agrees that: (i) the Buyer shall be able to rely solely and conclusively on all decisions, determinations, instructions, and actions of the Stockholder Representative on all matters related to or arising under this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby; and (ii) the Buyer and its Affiliates (including, after the Closing, the Company) shall have no Liabilities to such Seller whatsoever for any action or inaction taken by the Buyer in reliance upon any such decisions, determinations, instructions, or actions of the Stockholder Representative.

(e)    The Stockholder Representative shall not be liable to the Sellers for any action taken or omitted in good faith in the performance of its duties in the Stockholder Representative capacity under this Agreement, including but not limited to the determination of any amounts payable under this Agreement, the exercise of any discretion or judgment in connection with the negotiation or administration of this Agreement, or any act or omission that occurs as a result of reliance upon advice of counsel or other professional advisors. The Sellers and its affiliates agree to indemnify and hold harmless the Stockholder Representative, its affiliates, agents, and representatives, from and against any losses, claims, damages, liabilities, or expenses (including reasonable attorneys’ fees and costs) incurred in connection with any such action taken or omitted in good faith, except in cases of gross negligence, willful misconduct, or fraud by the Stockholder Representative.

10.2    Press Releases and Public Announcement. Neither Buyer on the one hand, nor the Sellers or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

10.3     No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3     No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.4    Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.5    Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by Buyer, by the Stockholder Representative, for itself and on behalf of the Sellers, and, in the case of assignment by the Sellers or the Company, Buyer.

10.6   Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.7   Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to Buyer:	Firefly Neuroscience, Inc.
1100 Military Road
Kenmore, NY, 14217
Attention: Greg Lipschitz
Email: greg.lipschitz@fireflyneuro.com

with a copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, D.C. 200036
Attn: Louis A. Bevilacqua
Email: lou@bevilacquapllc.com
Fax: 202-869-0889

If to the Stockholder Representative, for itself and on behalf of the Sellers, or to the Company:

Company:	David Hagedorn 2680 Henderson Drive, Suite 5, Jacksonville, NC 28546

with a copy to:	Woods Rogers Vandeventer Black PLC 101 West Main Stret, Suite 500 Norfolk, VA 23510 Attn: Geoffrey G. Hemphill Email: Geoffrey.hemphill@woodsrogers.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.8    Governing Law; Mediation; Arbitration.

(a)    This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the choice of law principles thereof.

(b)    The parties hereto agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of JAMS or any other procedure upon which the parties may agree. The parties hereto further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures. Either party may commence the mediation process by providing to the other party written notice, setting forth the subject of the dispute, claim or controversy and the relief requested. Within ten (10) days after the receipt of the foregoing notice, the other party shall deliver a written response to the initiating party's notice. The initial mediation session shall be held within thirty (30) days after the initial notice. The parties hereto agree to share equally the costs and expenses of the mediation (which shall not include the expenses incurred by each party for its own legal representation in connection with the mediation). The parties hereto further acknowledge and agree that mediation proceedings are settlement negotiations, and that, to the extent allowed by applicable law, all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their agents shall be confidential and inadmissible in any arbitration or other legal proceeding involving the parties; provided, however, that evidence which is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The provisions of this section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(c)    All disputes, controversies or claims between the parties hereto arising out of or in connection with this Agreement (including its existence, validity or termination) that cannot be amicably resolved or resolved through mediation shall be finally resolved and settled by arbitration administered by the JAMS in accordance with its commercial arbitration rules. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in New York, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts located in New York, New York for such purpose and for the purpose of exercising any equitable remedies available to the parties hereunder, and each party hereby waives any objection such person may have based on improper venue or inconvenient forum in connection with any such action or proceeding in any such court.

10.9       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11    Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

10.12    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

10.14    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

Firefly Neuroscience, Inc.

By:

Name: Greg Lipschitz

Title: Chief Executive Officer

THE COMPANY:

EVOKE NEUROSCIENCE, INC.

By:

Name:

Title:

THE SELLER:

Print Name

By:
Signature of Authorized Signatory

Name of Authorized Signatory (if an entity)

Title of Authorized Signatory (if an entity)

Exhibit A

Sellers

Exhibit B

Accredited Investor Questionnaire